Exhibit 99.2

Cognex Corp

Moderator:  Richard Morin
February 10, 2011
5:00 PM ET

Operator:	Good day ladies and gentlemen and welcome to the Cognex Corporation Fourth Quarter 2010 Earnings Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. If anyone requires Operator assistance during today’s call, please press * then 0 on your touchtone phone. As a reminder, today’s call is being recorded.

At this time I would now like to turn the conference over to your CFO, Mr. Richard Morin. Sir, you may begin.

Richard Morin:	Thank you and good evening everyone. Earlier tonight we issued a press release announcing Cognex’s earnings for the fourth quarter of 2010 and we also filed our annual report on Form 10-K. For those of you who have not yet seen a copy of these reports, both of them are available on our website at

www.Cognex.com. They contain detailed information about our financial results and because of that we are not going to repeat most of that material.

During tonight’s call we may use a non-GAAP financial measure if we believe it useful to investors or if we believe it will help investors better understand our results or business trends. For your reference you can see the Company’s income statement as reported under GAAP in Exhibit 1 of the earnings press release, tender reconciliation of certain items in the income statement from GAAP to non-GAAP in Exhibit 2.

I’d like to emphasize that any forward-looking statements we made in the press release or any that we may make during this call are based upon information that we believe to be true as of today. Things often change and actual results may differ materially from those projected or anticipated. You should refer to the Company’s SEC filings including our most recent Form 10-K for a detailed list of these risk factors.

Now I’ll turn the call over to our CEO, Dr. Bob Shillman.

Dr. Bob Shillman:	Thank you Dick and hello to everyone. I’d like to welcome each of you to our fourth quarter conference call and if I could I’d welcome you to our San Diego office where it’s about 72 degrees outside and that’s where I’m participating from.

I’m delighted, fascinated, overjoyed to report our financial results for the fourth quarter and full year of 2010. As some of you can see if you have the press release that we issued earlier today, we had an outstanding year in 2010 and it was a year about, all about breaking records. We set new records for annual bookings, for annual revenue, for earnings per share and in this Q4, new quarterly records also exceeding the prior quarterly records that we just set in Q3.

In addition, 2010, we highlighted – it was highlighted by the completion of our 30th year in business and for a technology company to not only survive 30 years but to be at the top of our game and still be breaking records is something that every Cognoid is very, very proud of.

Our strong financial performance was driven by record revenue from customers in factory automation which as many of you know is the largest market that we serve. New annual revenue records for factory automation were set in each of the four geographic regions and in addition, revenue from surface inspection market also set a new record, yearly record in 2010.

Our significant revenue growth reflects the increased demand for machine vision by manufacturers worldwide. We’re striving to improve quality and at the same time, lower their cost. In addition, we achieved strong results in high growth vertical markets such as solar and pharmaceuticals. We expanded our sales and distribution network in developing countries including mainly China where manufacturers are becoming more and more automated and more focused on high quality added value and the new products that we introduced over the past two years continued to make significant strides in the marketplace.

The substantial leverage that incremental revenue has on our profitability is shown clearly in our 2010 results. Gross margin, operating margin, and net margin all increased dramatically over 2009. In particular, our operating margin increased to 26% of revenue as compared to a loss in 2009 and on the bottom line, we delivered net income equal to 21% of revenue for the year and that includes the $3 million of non-cash nonsense, stock option expenses that we have to identify and include per GAAP.

Bottom line is earnings per share for 2010 far exceeded everyone’s expectations. We delivered earnings of $1.52 which is the highest ever recorded in the Company’s 30 year history.

Now I’d like to hand the call over to Rob Willett, my partner and Cognex’s President and Chief Operating Officer. He and his team are in Natick office with all the detailed books and data to be able to respond to your questions but first he is doing to give you a review of the entire, of the quarter and of walking down the P&L.

Rob, it’s your microphone.

Rob Willett:	Thank you Dr. Bob. Good evening everyone. So we executed very well on our strategic plans in 2010. Our efforts were apparent in the broad based strength of our business during the year and the strong performance we reported in the fourth quarter.

In the surface inspection market, revenue in the fourth quarter was a record $12.7 million. This represents an increase of 13% year on year and 7% from the prior quarter. Revenue from the semiconductor and electronics capital equipment market, or semi, was $11.6 million in Q4. Semi revenue increased by 83% year on year. This business grew steadily for the first three quarters of 2010 and began to soften as we had anticipated, in Q4 where semi revenue decreased by 21% on a sequential basis.

In factory automation, revenue was a record $60.6 million in the fourth quarter. This includes $6.5 million of service revenue related to a single customer contract that we worked on for a number of years. Excluding this deal, factory automation revenue was $54.1 million which is still a new record. In total, factory automation revenue increased by 80% year on year and 25% from the prior quarter.

Each geographic region contributed to the record factory automation revenue that we reported tonight for both the quarter and the year. In the Americas and Europe we capitalized on the trend by manufacturers to retrofit Cognex’s vision on their existing lines in order to improve the quality of their products and to decrease scrap and rework.

In Japan, our collaboration with Mitsubishi Electric continued to progress well. At the end of 2010, 25 of Mitsubishi’s tier one distributors have been officially signed and trained and are selling Cognex products. And in China and elsewhere in Asia the market for our products increased dramatically. In fact, annual revenue from factory automation customers in Asia grew by more than 140% year on year as the new salespeople that we’ve added in that region gained traction.

From an industry perspective, electronics manufacturing and automotive, both early adopters of vision on the factory floor, showed solid growth and we saw good momentum in new areas that we have been targeting from customers who are applying machine vision technology on a broad basis for the first time. These include solar, pharmaceuticals, and food and beverage.

During 2010 we also completed development of innovative new technology that we expect to drive continued growth at Cognex. This includes the single biggest product launch in Cognex history, the DataMan 500 ID reader. DataMan 500 is our first product for the $150 million barcode reading segment for the logistics market, a market we have not served in the past. DataMan 500 is a breakthrough product which we believe will change the standard for barcode reading in logistics from readers relying on lasers to readers relying on machine vision. Powered by our proprietary Vision System on a Chip technology, DataMan 500 enables distribution centers that struggle with low read rates of laser based scanners to upgrade to vision based readers that can accurately read poor quality or damaged codes even under the most difficult conditions.

Not only is the entire Cognex team very excited about the DataMan 500, several large customers are already highly impressed with its performance. Although the product launch is in its very early stages we have already received two substantial orders from providers of automation systems to the logistics market.

Another important new product is the DataMan 8000. A major supplier to the aerospace industry recently purchased more than 100 of these handheld ID readers. They will be used to scan ID codes marked directly on parts and on order sheets. This will verify that orders have been correctly processed and will create a traceable path for each part through the supply chain.

And finally, demand for the InSight 5605, our new five megapixel vision system, has ramped up nicely since its introduction in June. Bookings for this product are exceeding our expectations.

Operating expenses for Q4 increased by 12% over the prior quarter. We invested in engineering talent to accelerate the pace of new product developments and in salespeople in high potential geographic regions, primarily China. These investments are important for the long term growth and further additions are planned for 2011. However, I want to assure you that we will continue to manage our expenses carefully. We do not expect total operating expenses to increase significantly above the Q4 run rate for the next few quarters.

At this point I’d like to turn it back over to Dr. Bob Shillman.

Dr. Bob Shillman:	Thanks Rob. Well now it’s the time for guidance and in that regard for Q1 we expect that revenue will be in the range of $70 million to $73 million. Now this is a decrease from the record revenue level that we reported tonight for Q4. The normal decline that we see from Q4 to Q1 is expected to be more pronounced in this case because of the $6.5 million of one time service revenue that was included in Q4 that will not repeat. In addition, things will be down because we expect semi revenue to be lower on a sequential basis.

Cognex had an outstanding year in 2010 and we are very excited about the opportunities that we see for our Company in 2011. As we enter our 31st year in business our energy level is the highest that it’s ever been. We may be older but we ain’t gonna act it.

That’s it for our prepared remarks. Joe, we’re going to open up the conference call for any questions that the listeners might have and I will only answer the questions that I have specific data on. Otherwise, I’m going to pass them back to the home team.

Operator:	Thank you sir. Ladies and gentlemen on the phones, if you have a question at this time please press * then 1 on your touchtone phone. If your question has been answered or you wish to leave the queue for any reason please press the # key. Once again ladies and gentlemen if you have a question at this time please press * then 1 now.

Our first question comes from Jim Ricchiuti with Needham & Company.

Jim Ricchiuti:	Hi, good afternoon.

Dr. Bob Shillman:	Hi Jim.

Jim Ricchiuti:	Question first on the OpEx for Q1, I just wanted to see if we could dig a little deeper into that. The sequential increase I guess you’re saying for total OpEx a little less than 3% even with the sequential decline in revenue. Can you expand a little bit on where we might see the increases? Is it going to be more focused in R&D or is it going to be on the sales and marketing line where maybe you’re adding folks?

Dr. Bob Shillman:	Rob or Dick can handle that.

Rob Willett:	Yes Jim, it’s Rob Willett here. I think yes, you’re going to see further investments in R&D as we move into next year for sure and then you’re going to see also increased expenses around sales and lead generation.

Jim Ricchiuti:	And then going forward Rob, you do not expect those expenses to move up much sequentially in the next couple of quarters?

Rob Willett:	Right, no we don’t Jim and I think a major reason there is we have quite a lot of variable compensation we’ve had in prior quarters that we don’t expect obviously when we’re operating more at normal levels to recur.

Jim Ricchiuti:	Okay and one final question and I’ll jump back in the queue. I’m just wondering if you could talk a little bit about the bookings activity that you’re seeing thus far in Q1 in the factory automation market. It sounds like in the semi market things are slowing down but wonder how you’d characterize the factory automation as well as the surface inspection segment of the business – thank you.

Rob Willett:	Yes, I would say there that we’re seeing the activity in the first part of this year to be pretty much at our expectations and in some areas slightly above.

Dr. Bob Shillman:	And our expectations are positive. That’s important to note.

Rob Willett:	Yes.

Operator:	Our next question comes from Chuck Murphy with Sidoti & Company.

Dr. Bob Shillman:	Hi Chuck.

Chuck Murphy:	Good afternoon guys. Rob, right at the end of your comments you said something about fourth quarter’s run rate wouldn’t repeat for a few quarters. Could you repeat that?

Rob Willett:	Yes, what I said was we do not expect total operating expenses to increase significantly above the Q4 run rate for the next few quarters.

Chuck Murphy:	Gotcha, okay. Alright and then my other question was just about the DataMan 500. I know that you’ve said you’ve gotten a couple orders from the automation OEMs. How long is it going to take for that product to kind of become material and move the needle so to speak?

Rob Willett:	Yes so I think we’re going to see some nice business starting to emerge here as we come in the first quarter. We had trials with a number of large logistics OEM companies at the back end of last year before we introduced the product and they were very positive so we’re already some way along but of course we only launched the product five weeks ago.

I think probably what you’d be interested to know is I think we see that product ramping quite nicely as we go through the year and I would think by the end of the year we expect to be at our run rate of about $10 million.

Chuck Murphy:	Okay, alright and what do you think is kind of the potential for you guys? I know you’ve said it’s $150 million market. What do you think your share could be in two to three years?

Rob Willett:	We have more plans obviously for that market which we’re not yet disclosing but I think we could expect to have a significant share in that market over the next few years. We’re setting our sights pretty high. I’m not sure I want to give you a percentage number or a dollar number.

Chuck Murphy:	Gotcha, I’m sure 100% share is –

Rob Willett:	That’s conservative.

Chuck Murphy:	I’m just wondering what would be the drawback of DataMan for somebody? Why would somebody stick with laser instead of adopting DataMan?

Dr. Bob Shillman:	I’ll answer that question. I think that if we didn’t envision other people copying what we’ve done or duplicating what we’ve done then we could get the whole market.

Chuck Murphy:	Gotcha.

Dr. Bob Shillman:	-- the whole market. There’s no reason why not. It does things better than laser based readers and we could be very cost competitive where we’re getting a premium now but we don’t have, unfortunately we don’t have a corner on technology or technologists in the world. We have the best and we’re at the market the earliest but we expect in three years or perhaps even less, other people to see what we’ve done and try to copy it. Now we do have strong patent positions on these things but there are always ways of getting around those things so I would think, I would be happy if we got to 40% market share.

Chuck Murphy:	Gotcha.

Rob Willett:	I would also say that’s a relatively complex market with a number of segments and some segments, particularly the longer distance read rates, we can’t yet address with the current product, not to say we won’t be able to address those with future products.

Chuck Murphy:	Gotcha, okay. That’s all I had, thanks.

Dr. Bob Shillman:	Sure.

Operator:	Our next question comes from Ben Rose with Battle Road Research.

Ben Rose:	Good afternoon gentlemen.

Bill Shillman:	Hi Ben.

Ben Rose:	How’s it going?

Bill Shillman:	You tell me. It looks pretty -- the numbers look okay to me! It’s going to make the comparable difficult that’s all. Compared to 2009 anything is easy. (Inaudible)

Ben Rose:	I just want to ask your, to sound you out on your perspective on the semi cap market. It seems like this is a sector where we’re getting a number of conflicting data points. On the one hand some of the semi cap equipment companies are reporting stronger business tone and so forth but I know that you’re seeing a little bit of a softness in the market but just wanted to get your perspective on what exactly you are seeing, what your perspective is on the market perhaps moving through next year and is there a particular aspect of the market that you’re either excited about or maybe more concerned about?

Bill Shillman:	I’ll take the first cut of that. Semi cap was a wonderful business for Cognex from 1985 to 2000 or so, a 15 year run. It became less exciting to us as competition arose and as people could buy or use free software and didn’t have to buy our specialized hardware and to the point where last quarter, semi represented 14% of our business, even less than SISD. SISD is 15%. Factory automation was 71%.

So I’d say that we’re not giving up. We still have good customers there. We’re still investing in it. We have engineers assigned to OEM in the semi industry but it’s not going to be a growth business. It’ll be cyclical of course so there may be some upticks quarter to quarter but it’s not a growth business for us.

Rob Willett:	Ben, it’s Rob Willett here. To add a little color in that I did say that our semi business was down in the fourth quarter, 21% on a sequential basis and I think we’re not bullish about the outlook of semi in 2011 but I will tell you this that our quarter to date run rate in terms of orders in the semi business is flat on where it was this stage in quarter four.

Ben Rose:	Okay that’s helpful and then just one follow up question on the automotive market. I know that that’s a market that throughout the year has been strong for you. Perhaps you could just comment in terms of your outlook both from kind of a Euro automotive and U.S. automotive standpoint.

Dr. Bob Shillman:	I’ll let Rob handle that.

Rob Willett:	Sure, I’ll take that. Obviously like a lot of people, we’ve seen capital spending pick up nicely in the automotive business and we saw growth quarter on quarter sequentially well as we went through last year and we’re expecting to see continued growth in new automotive business in investment. We have a lot of business in the pipeline. Yes, so I think that’s a quarterly number, right? So we exited last quarter approaching a $10 million run rate on our automotive business up from around $7.5 million a year prior and I would expect to see a continued rate of growth in automotive around what we’re expecting for factory automation in general which is where our targets are as you know, to be around or above 20% annual.

Ben Rose:	Okay thanks very much.

Dr. Bob Shillman:	You’re welcome, Ben.

Operator:	Our next question comes from Rob Mason with RW Baird.

Rob Mason:	Yes, good afternoon Dr. Bob, Rob.

Dr. Bob Shillman:	Hi Rob.

Rob Mason:	I wanted to see if you could comment on the SISD business and your outlook there. Of late, or the last few years we’ve typically had a growth year followed by somewhat of a digestion year I suppose. The last few periods, given that 2010 was a good growth year in that business, would you expect that to kind of repeat the pattern and trend flattish or how are bookings looking in SISD as you start out the year?

Rob Willett:	Let me take that one again. I think our expectations are for moderate growth in SISD this year. We’ve told you that we’re targeting about a 5% or around 5% growth rate for that business and that’s sort of where we expect 2011 to come out at the moment. We don’t see huge growth but we also do see some growth in that market and the bookings situation over the last 13 weeks or so would seem to support that.

Dr. Bob Shillman:	I’d also like to add to that – although the growth on the top line is modest at best we do expect to see better return in that we are investing and getting lower cost of goods and higher margins.

Rob Mason:	Dr. Bob, where could the margins trend to there? Are we a few points or is it ten points order of magnitude over time?

Dr. Bob Shillman:	To be honest with you, to get significantly higher margins which is our goal, it requires a redesign of the product and companies often do that. They postpone it for a long time because they’re trying to do other things, spending more in marketing and sales but it’s probably time to take a clean sheet of paper and start a redesign effort.

Rob Willett:	Rob, I’ll expand on that a little. On the growth margin side of the business we’ve been in the mid to high 40s and we do think there’s opportunities for margin expansion there specifically around purchase price variance where we can sort stuff more effectively, product redesign as Dr. Bob has talked about but also we’re targeting some verticals where prices traditionally have been higher and specifically the glass market where we haven’t been are starting to serve more readily, tends to be a more profitable and more difficult machine vision market for us, so certainly that.

Rob Mason:	Okay, we’ll watch for that. And then if I could just get calibrated here as we exit the year, some of the growth verticals you’ve referenced in factory automation – solar, pharmaceutical, traceability, food and beverage – if you were to roll those up could you give us a good estimate of the revenue from those verticals right now?

Rob Willett:	I’m not sure about the rolled up part of it but I’ll talk about each of them if I can. We have been extremely pleased with the performance in the solar market over the last year so our business in the, sales into solar in 2010 ended up right around $12 million and that was up threefold pretty much over the prior year.

Pharmaceuticals were around $10 million in sales into pharmaceuticals and we’ve seen some very strong growth in that area. And then automotive I think as we mentioned we exited the year at about a $10 million quarter. In terms of growth outlook for those I think we’re very positive about the pharmaceutical business. There’s a lot of regulation around traceability entering that market and I think we’ve been working very hard to position ourselves well in terms of products and positioning with customers. I still think there’s some very significant growth to be had in that market.

Solar, I don’t think we’re going to see a threefold growth in our business this year. I think we’ll be trending more around to the factory automation average of around 20% growth in that market would be sense of it but we definitely see more growth and more opportunity and the recent booking supports that.

And then automotive as I mentioned earlier, we’re seeing continued capital investment and I would say that would be more likely around the 20% growth target for factory automation.

Rob Mason:	Okay, maybe just last question – you didn’t put a point estimate out in your guidance for EPS but just looking year over year your tax rate looks to be a little higher, share count a little higher, operating expenses up. Would you expect EPS to end up in the first quarter, up year over year?

Dr. Bob Shillman:	We’re not commenting on that.

Operator:	Our next question comes from Walter Ramsley with Walrus Partners.

Walter Ramsley:	Thank you, congratulations on another great year, great quarter. Keep it up.

Dr. Bob Shillman:	Thank you Walter.

Walter Ramsley:	I’ve got a question I guess for Dick about the tax rate. In the fourth quarter the GAAP rate was 14% and the non-cash stock options were taxed out at 33%. Any reason why it was as low as it was and then it goes back up to 25% in the first quarter – can you just kind of explain what’s going on with the taxes?

Richard Morin:	We had three things occur in the fourth quarter. The first and probably largest is we had been using an estimated effective tax rate for this current year of around 23%. That’s exactly what we booked in the first and second quarters and was in the third quarter when you back out the discreet items that occurred in the third quarter.

In the fourth quarter when we did the final review and all the details relative to all of the allocations of revenues and expenses we found that we had a greater proportion of profits actually earned in lower tax jurisdictions primarily coming out of our Irish subsidiary which has the revenues for all of the world except the Americas. That was number one.

Number two, the U.S. Congress in its infinite wisdom finally got around at the last minute late in December before they went away for the yearend holidays, they reinstituted the research and development tax credit for calendar 2010 and what you’ll find is many corporations, not just Cognex but those that are heavily involved in doing an R&D, they booked a full year’s worth of R&D credit all in the fourth quarter, so that was another big piece.

And the third thing is we got about a $125,000 refund from one of the states here in the U.S. that came in to do an audit and found that because of a court case that they had lost that they owed us money as opposed to us owing them money.

Walter Ramsley:	Okay.

Richard Morin:	All of that helped our Q4 rate go down. Now as we take a look at 2011 as compared to 2010, again I’d say you start with the – our base effective tax rate for 2010 was 23% and we expect that it’s going to increase next year principally due to the fact that we will have a lot of our business in Japan being booked and recorded directly by our Japanese subsidiary. Japan has a much higher tax rate than what we’ve been paying through Ireland and also our establishment of the wholly foreign owned enterprise in China will result in profits in the Chinese market being taxed at an effective rate in excess of 30% compared to the 12.5% that it’s been taxed at so far.

Walter Ramsley:	Okay, alright, well that clarifies that, thanks. As far as China goes, has the higher interest rate policy there had any effect on business yet?

Richard Morin:	No, not really.

Walter Ramsley:	Alright, and the $6.5 million service contract that was booked in the fourth quarter, did that yield any profit?

Richard Morin:	Oh yes, it had a 50%, roughly a 50%, 51% gross margin. That was a contract – actually we booked it way back in 2006 and we have been shipping product, providing other services during the period but under the old revenue recognition rules, because it was specials and not a standard product we couldn’t recognize any revenue until the entire contract was completed.

Walter Ramsley:	So basically it’s $3 million of pretax was booked in the fourth quarter as a result of the contract?

Rob Willett:	You gave a gross margin number.

Richard Morin:	Yes, the gross margin was $3.3 million. There would have been some commissions that would have been paid against that but relatively little other operating expense would have hit the operating income line.

Walter Ramsley:	Okay and in the past the company has been on the lookout for acquisitions. Has the rising stock market kind of put the kibosh on that or is there still a chance you might do one?

Dr. Bob Shillman:	Let me – I’ll answer that. We’ve never really made a decision to buy or not buy a company based on the price of our stock. We make the decision based on whether that product will fit into our product portfolio, through our distribution channel, whether we need the technology that we’re going to be acquiring. Lots of things come into the formula for buying a company. Price has not been the primary factor to be honest with you and therefore our stock price didn’t affect our judgment.

Now I suppose it could suddenly affect our judgment because if the stock price is way up as it is now from the $20.00 or $25.00, whatever, so you could conceivably think it’s worth paying more but just because you’re worth more doesn’t mean an acquisition is worth more. They’re worth what they’re going to generate in EBITDA or whatever formula you want to use so we don’t make decisions that way.

But now to answer the unasked question – or maybe you did ask – is there anything in the pipeline now and I’d have to say that there are some interesting things that we’re looking at, technology based companies but there is nothing on the front burner right now.

Walter Ramsley:	Okay, that’s a good answer and just one last thing. The new System on a Chip, that always struck me as a high potential technology. Do you have other applications beyond the logistics in the pipeline?

Dr. Bob Shillman:	Oh yes, yes. We expect that the SOC will be another option on InSight. We’re going to have a version of InSight that will incorporate the SOC and it’ll be a, we believe it’ll be a very high value added item for some customers who want to do certain kinds of things and that’s the plan now and the engineers are working on doing that. So it’s not just the DataMan 500. That’s the first product that we’ll use the SOC but InSight, we’ll have a version of InSight with it too.

Walter Ramsley:	And I guess, if you don’t mind just one more question, now that a lot of the business has been kind of caught up to pent up demand, going forward do you think you’ve kind of reached an equilibrium in your growth rate or is it still going to be pretty volatile in the future or any thoughts about what trajectory looks like?

Dr. Bob Shillman:	Without question, growth, without question. Now that doesn’t mean growth in every segment as we talked about. SISD’s growth is very modest, 5%, something like that. Semiconductor may be zero or negative growth compared to 2010 but factory automation is, especially as we expand into the logistics and other markets that Rob and the team have been telling you about, there is plenty of growth on the runaway. There is plenty of runway ahead for Cognex even if all we do is machine vision and that is of course our plan for the next few years. We see great opportunity for new products that we’re going to be introducing. I don’t want to disclose because there are competitors on the line or could be on the line – whole new segments that we’re going to be going into where we have zero presence right now that have significant, that are already being served by certain other technologies or companies.

We’re a growth company and we’re back on track.

Walter Ramsley:	Congratulations, I would say Cognex definitely has a bright future.

Dr. Bob Shillman:	Thank you.

Richard Morin:	Before we go to the next question I think I’d just like to if I might just break in here and if I have, I think I have better understanding of the question that Rob Mason was asking a little earlier and I think you were curious as to EPS for Q1 in ’11 as compared to Q1 of 2010 and I think I’d like to say that yes, we do expect that we will beat that level but I’m not prepared to tell you by how much at this particular point.

Operator:	Once again ladies and gentlemen if you have a question at this time please press * then 1 on your touchtone phone.

Our next question is a follow up from Jim Ricchiuti with Needham & Company.

Jim Ricchiuti:	In the past you’ve broken out the revenues for the ID area and I was wondering if you might be able to tell us what percent of revenues in Q4 ID represented, industrial ID.

Richard Morin:	Okay, give me two seconds to –

Jim Ricchiuti:	Sure and Rob, while you’re looking for that –

Richard Morin:	Just Q4, right?

Jim Ricchiuti:	Yes, I’m trying to get a sense as to what kind of increase you might have seen in that year over year or sequentially. I assume you saw pretty good growth in that area.

Richard Morin:	It’s – compared to – it was probably about 20% growth quarter on quarter.

Jim Ricchiuti:	Okay and is it – I think in the past it’s been about 15% or so of your revenues. Is that in the ballpark?

Richard Morin:	Hang on one second here. I’m – it’s more like – I’m sorry. I have to include the InSight as well. It’s more like 15% quarter on quarter.

Dr. Bob Shillman:	And that doesn’t include semi ID, right Dick?

Richard Morin:	No, no, that’s just factory automation and industrial ID. And in total it was – this is the reported amount. There’s probably some that is unclassified that we don’t know about but what we do know about probably accounted for about 15% of revenue in the quarter.

Jim Ricchiuti:	Okay and then final question – Mitsubishi, how does that business look for 2011? Do you anticipate that perhaps moving the revenue needle a little bit or is that still something that maybe ramps up more in 2012?

Rob Willett:	Yes, I’ll take that question. We saw about a $5 million incremental growth in our business from the business we put through Mitsubishi in 2010 and we would expect that or more incremental increase in 2011.

Dr. Bob Shillman:	This is Dr. Bob here. I want to let you know that indeed we track their growth compared to the overall growth of factory automation. They are exceeding the Company’s own growth. They are doing exceptionally well now.

Jim Ricchiuti:	Okay, thanks a lot.

Dr. Bob Shillman:	Yes.

Operator:	I’m showing no further questions on the phones. I’ll now turn the call back over to Dr. Shillman for closing remarks.

Dr. Bob Shillman:	Thank you very much and I appreciate everyone’s attention and attendance at our meeting and we look forward to talking to you in the next quarter and hopefully reporting excellent results once again – good evening.

Operator:	Ladies and gentlemen thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Everyone have a great day.